Seneca Foods Reports Earnings of $41.4 Million or $3.57 per Diluted Share for Fiscal Year 2013

MARION, N.Y. May 23, 2013 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) reported that net earnings for the fiscal year ended March 31, 2013, increased 267.9% to $41.4 million, or $3.57 per diluted share, compared to $11.3 million, or $0.92 per diluted share, in the fiscal year ended March 31, 2012.  Net sales for the fiscal year ended March 31, 2013, increased from the fiscal year ended March 31, 2012 by 1.5%, to $1,276.3 million.  The increase is attributable to increased selling prices and improved sales mix of $34.3 million partially offset by a sales volume reduction of $15.8 million.

Net sales for the fourth quarter ended March 31, 2013, increased from the fourth  quarter ended March 31, 2012, by 1.7%, to $274.9 million.  The increase is attributable to increased selling prices and more favorable sales mix of $2.3 million and additional sales volume of $2.2 million.  Net earnings for the fiscal fourth quarter of 2013 was $3.9 million, or $0.35 per diluted share, compared to a net loss of $2.2 million, or $0.18 per diluted share, in the fiscal fourth quarter of 2012.

Excluding a non-cash after-tax LIFO credit of $2.0 million, net earnings per diluted share were $0.17 during the quarter ended March 31, 2013 versus $0.75 during the quarter ended March 31, 2012, which included a non-cash LIFO charge of $11.3 million.  Excluding a non-cash after-tax LIFO credit of $2.7 million, net earnings per diluted share were $3.33 during the year ended March 31, 2013, versus $3.44 per diluted share during the year ended March 31, 2012, which included a non-cash LIFO charge of $30.7 million.

During 2013, there was a gain of $2.0 million as a result of the estimated fair market value of the net assets acquired exceeding the purchase price of Sunnyside, a gain of $0.3 million from the sale of certain property located in Cambria, Wisconsin and a loss of $0.3 from the disposal of certain other fixed assets which are also included in other operating (loss) income.  During 2012, the Company recorded a gain of $0.7 million from the sale of property located in LeSueur, Minnesota and a gain of $0.1 million from the sale of other property which are included in other operating (loss) income.

During the third quarter of fiscal 2013, the Company implemented a product rationalization program and recorded provisions for related equipment costs, lease impairment costs and certain inventory costs which resulted in a $3.5 million restructuring charge for fiscal 2013.

About Seneca Foods Corporation
Seneca Foods is one of the country’s largest processors of canned fruits and vegetables with manufacturing facilities located throughout the United States. Its products are sold under the Libby’s, Aunt Nellie’s Farm Kitchen, Stokely’s, READ, Seneca Farms, and Seneca labels as well as through the private label and industrial markets. In addition, under an alliance with General Mills Operations, LLC, a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, LLC under the Green Giant label. Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”.  SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures—Net Earnings Excluding LIFO Impact, EBITDA and FIFO EBITDA

Net Earnings excluding LIFO, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO and to periods prior to 2008 when the company did not use LIFO and enhance the understanding of the company’s operating performance.  The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net earnings and reported diluted earnings per share to net earnings excluding LIFO and diluted earnings per share excluding LIFO.

	Quarter Ended
	March 31, 2013		March 31, 2012
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net income (loss), as reported:	$3.9	$0.35	$(2.2)	$(0.18)

LIFO charge (credit), after tax at statutory federal rate	(2.0)	(0.18)	11.3	0.93

Net earnings, excluding LIFO impact	$1.9	$0.17	$9.1	$0.75

Diluted weighted average common shares outstanding (in thousands)		10,831		11,778

	Year Ended
	March 31, 2013		March 31, 2012
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net earnings, as reported:	$41.4	$3.57	$11.3	$0.92

LIFO (credit) charge, after tax at statutory federal rate	(2.7)	(0.24)	30.7	2.52

Net earnings, excluding LIFO impact	$38.7	$3.33	$42.0	$3.44

Diluted weighted average common shares outstanding (in thousands)		11,219		11,799

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Year Ended
EBITDA and FIFO EBITDA:	March 31, 2013	March 31, 2012
	(In thousands)

Net earnings	$41,413	$11,256
Interest expense, net of interest income	7,486	8,102
Income taxes	22,035	6,265
Depreciation and amortization	23,251	22,691
Interest amortization	(300)	(364)
EBITDA	93,885	47,950
LIFO charge (credit)	(4,213)	47,340
FIFO EBITDA	$89,672	$95,290

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.  Among the factors that could cause actual results to differ materially are:

•	general economic and business conditions;
•	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
•	transportation costs;
•	climate and weather affecting growing conditions and crop yields;
•	availability of financing;
•	leverage and the Company’s ability to service and reduce its debt;
•	foreign currency exchange and interest rate fluctuations;
•	effectiveness of the Company’s marketing and trade promotion programs;
•	changing consumer preferences;
•	competition;
•	product liability claims;
•	the loss of significant customers or a substantial reduction in orders from these customers;
•	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
•	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:
Timothy J. Benjamin
315-926-8100

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings
For the Periods Ended March 31, 2013 and 2012
(In thousands of dollars, except share data)

	Quarter		Year-to-Date
	Fiscal 2013	Fiscal 2012	Fiscal 2013	Fiscal 2012

Net sales	$274,922	$270,389	$1,276,297	$1,257,805

Plant restructuring expense (note 3)	$987	$-	$3,497	$39

Other operating income (loss), net (note 4)	$1,641	$(62)	$1,971	$814

Operating income (loss) (notes 1 and 2)	$7,760	$(1,752)	$70,934	$25,623
Interest expense, net	2,229	2,272	7,486	8,102
Earnings (loss) before income taxes	$5,531	$(4,024)	$63,448	$17,521

Income taxes expense (benefit)	1,620	(1,842)	22,035	6,265

Net earnings (loss)	$3,911	$(2,182)	$41,413	$11,256

Earnings (loss) attributable to common stock (note 5)	$3,780	$(2,114)	$39,984	$10,851

Basic earnings (loss) per share	$0.35	$(0.18)	$3.59	$0.93

Diluted earnings (loss) per share	$0.35	$(0.18)	$3.57	$0.92

Weighted average shares outstanding basic	10,758,534	11,706,493	11,146,652	11,726,801

Weighted average shares outstanding diluted	10,830,864	11,778,009	11,218,982	11,799,151

Note 1: The effect of the LIFO inventory valuation method on fourth quarter pre-tax results was to increase operating earnings by $3,037,000 for the three month period ended March 31, 2013 and reduce operating earnings $17,285,000 for the three month period ended March 31, 2012.
Note 2: The effect of the LIFO inventory valuation method on year-to-date pre-tax results was to increase operating earnings by $4,213,000 for the year ended March 31, 2013 and reduce operating earnings by $47,340,000, for the year ended March 31, 2012.
Note 3: The three month period ended March 31, 2013 included a restructuring charge for product rationalization costs of $987,000.
The year ended March 31 2013 includes a restructuring charge for product rationalization costs of $3,497,000.
The year ended March 31 2012 includes a restructuring charge for severance costs of $39,000.
Note 4: Other income for the current year of $1,971,000 represents a gain of $1,971,000 related to the acquisition of Sunnyside, a gain of
$252,000 on the sale of property located in Cambria, Wisconsin and a net loss of $252,000 on the disposal of certain other fixed assets.
Other income for the prior year of $814,000 represents a net gain on the sale of unused fixed assets.
Note 5: The Company uses the "two-class" method for basic earnings per share by dividing the earnings attributable to common shareholders by the weighted average of common shares outstanding during the period. The diluted earnings per share includes the effect of convertible shares for each period presented. Common and participating shares totaled 11,538,636 as of March 31, 2013.

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